                                                                    EXHIBIT 12.1

                    DI GIORGIO CORPORATION AND SUBSIDIARIES

                       RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)

                                                       FISCAL YEAR ENDED                             THIRTEEN-WEEKS ENDED
                              --------------------------------------------------------------------   ---------------------
                              JANUARY 2,   JANUARY 1,   DECEMBER 31,   DECEMBER 30,   DECEMBER 28,   MARCH 30,   MARCH 29,
                                 1993         1994          1994           1995           1996         1996        1997
                              ----------   ----------   ------------   ------------   ------------   ---------   ---------
Income (loss) from
  continuing operations
  before taxes..............   $ (1,409)    $    935      $ (3,475)      $ (2,201)      $  4,904      $  (167)    $ 1,615
Fixed Charges:
  Interest expense..........     14,409       18,232        20,370         24,887         23,955        6,138       5,709
  Amortization of debt
    expense.................      3,366        1,600         1,479          1,457          1,138          284         288
  Interest portion of rental
    expense(1)..............      2,487        2,485         2,374          2,112          2,207          555         565
                                -------      -------       -------        -------        -------       ------      ------
         Total fixed
           charges..........     20,262       22,317        24,223         28,456         27,300        6,977       6,562
                                -------      -------       -------        -------        -------       ------      ------
Adjusted income (loss)
  before fixed charges......     18,853       23,252        20,748         26,255         32,204        6,810       8,177
                                =======      =======       =======        =======        =======       ======      ======
Ratio of earnings to fixed
  charges...................         --         1.04x           --             --           1.18x          --        1.25x
                                =======      =======       =======        =======        =======       ======      ======
Deficiency in earnings
  available to cover fixed
  charges...................   $  1,409     $     --      $  3,475       $  2,201       $     --      $   167     $    --
                                =======      =======       =======        =======        =======       ======      ======

---------------
(1) Represents the portion of rentals deemed representative of the interest included herein.